Exhibit 10.1
NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD
(ESG PERFORMANCE-VESTING)

SEALED AIR CORPORATION
2014 OMNIBUS INCENTIVE PLAN
FOR GOOD AND VALUABLE CONSIDERATION, Sealed Air Corporation (the “Company”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2014 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Units Award (the “Terms”). Together, this Notice, the attached Terms, and all Exhibits and Appendices to this Notice and the Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:    #ParticipantName#

Grant Date:    #GrantDate#

Number of Restricted Stock Units (at target performance) (the “Target Award”): ___________

Performance Period:    January 1, 2023 - December 31, 2027

Certification Date:    The date the performance results under Exhibit A for the Performance Period are certified in writing by the Committee.

Vesting Schedule:    Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

    (a)    Performance-Vesting Conditions. The number of Restricted Stock Units that become earned and vested (if any) will be determined based on performance during the Performance Period in accordance with the performance measures, targets, and methodology set forth in Exhibit A.

    (b)    Time-Vesting Conditions. In addition to the performance-vesting conditions stated above, and except as expressly provided in this Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan, the Grantee must remain continuously employed with the Company through the following date(s) to become earned and vested in any Restricted Stock Units (after adjustment for performance):

Date Vested	% Vesting
December 31, 2027	100%

No Restricted Stock Units shall become earned and vested following the Grantee’s Separation from Service, except as expressly provided in this Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan. Restricted Stock Units that become earned and vested shall be settled as soon as practicable following the end of the Performance Period (no later than March 15, 2028), subject to written certification of the performance results under Exhibit A by the Committee.

Impact of Separation from Service on Vesting: See Exhibit B

Acceleration of Vesting on or following a Change in Control: See Exhibit B

The Grantee must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days of receipt of this Notice; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

Exhibit 10.1
By signing below, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

GRANTEE

Name:

Date:

By providing an additional signature below, the Grantee declares that he or she expressly agrees with the data processing practices described in Section A1 of Appendix A and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned in Section A1 of Appendix A, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described in Section A1 of Appendix A. The Grantee understands that providing his or her signature below is a condition of receiving this Award and that the Company may forfeit the Award if a signature is not obtained. The Grantee understands that he or she may withdraw consent at any time with future effect for any or no reason as described in Section A1 of Appendix A.

GRANTEE: ____________________________________

Exhibit 10.1
EXHIBIT A

Performance-Vesting Conditions

    (a)    Definitions. For purposes of this Exhibit A, the following terms shall have the following meanings:

“Belonging/Inclusion Portion” means the portion of the Target Award to be earned based on the Company’s belonging and inclusion survey scores as described in paragraph (f) below and accounts for 10% of the Target Award.

“Climate Change Portion” means the portion of the Target Award to be earned based on the Company’s greenhouse gas (“GHG”) intensity reduction as described in paragraph (d) below and accounts for 25% of the Target Award.

“Diversity Portion” means the portion of the Target Award to be earned based on the Company’s global gender representation as described in paragraph (e) below and accounts for 15% of the Target Award.

“ESG Achievement Factor” means the modifier that may be appliable to the Target Award as described in paragraph (g) below.

“Primary Performance Metrics” means the performance goals described in this Exhibit A related to the Sustainable Solutions Portion, the Climate Change Portion, the Diversity Portion, and the Belonging/Inclusion Portion.

“SEE Automation + prismiq™ Sales” means net trade sales from all equipment, systems, and services including off-line and on-line services designed to improve quality and operating efficiency, inks/other consumables associated with in-line printing equipment that SEE includes under its “Automation” portfolio, plus prismiq™ design services, digital printing, and connected digital packaging solutions under the prismiq portfolio™ as well as materials that are created with prismiq™ digital design services for all Company’s packaging solutions and materials (such as bubble mailers, bags, pouches, film etc.).

“Sustainable Solutions Portion” means the portion of the Target Award to be earned based on the Company’s recycled or renewable content offering as described in paragraph (c) below and accounts for 50% of the Target Award.

    (b)    Performance Goals Summary: The performance for each Primary Performance Metric will be calculated separately based on the targets set forth below.  The results of each Primary Performance Metric will determine the portion of the Target Award (if any) earned for that metric.  The total amount earned will be the addition of the total number of Restricted Stock Units earned for each of the Primary Performance Metrics, multiplied by the applicable ESG Achievement Factor modifier and SEE Automation + prismiq Sales modifier, if any, as provided below.  Illustrative examples are provided in paragraph (k) below.
(c)    Recyclable/Renewable Content Offering: The Sustainable Solutions Portion is determined based on the offering an amount of recycled or renewable content across all of the Company’s material solutions and measured for the last year in the Performance Period by the sum of (i) actual recycled or renewable content sold plus (ii) the volume of recycled or renewable content made available for purchase in accordance with supplier agreements and memorandum of understanding, such sum expressed as a percentage of total weight sold.  Recycled/renewable content offering at threshold and target for the Sustainable Solutions Portion shall be as follows:
[Insert Sustainable Solutions Performance Targets]

Award levels based on recycled/renewable content offering between threshold and target will be interpolated on a straight-line basis.
[Insert Sustainable Solutions Acquisition/Divestiture Adjustments]

Exhibit 10.1
(d)    GHG Intensity Reduction: The Climate Change Portion is determined by the decrease in GHG intensity of operations as compared to the Company’s GHG intensity in 2019 (used as a base year).  GHG intensity is calculated by dividing the total metric tons of CO2 equivalent by the net trade sales normalized to 2019.  GHG intensity reduction at threshold and target for the Climate Change Portion shall be as follows:
[Insert Climate Change Performance Targets]
Award levels based on GHG intensity reduction between threshold and target will be interpolated on a straight-line basis.
[Insert Climate Change Acquisition/Divestiture Adjustments]
(e)    Global Gender Representation: The Diversity Portion is determined by the percentage of females in professional roles within the global workforce.  “Professional roles” are defined as roles not classified as Supply Chain Direct Labor or Indirect Labor within the Company’s “My Sealed Air” system of record. Global gender representation is measured by dividing the total global number of female employees (not classified as direct or indirect labor) by the total global non-direct/indirect labor population.  Global gender representation at threshold and target for the Diversity Portion shall be as follows:

[Insert Diversity Performance Targets]
    Award levels based on global gender representation between threshold and target will be interpolated on a straight-line basis.
[Insert Diversity Acquisition/Divestiture Adjustments]
(f)    Belonging Survey Score: The Belonging/Inclusion Portion is determined based on the belonging and inclusion index score from the Company’s annual belonging survey.  The belonging survey score is measured by the average score of the following four (4) questions each year during the Performance Period:

•I feel connected to my work and fully engaged.
•My work gives me a feeling of personal accomplishment.
•I would recommend Sealed Air as a good place to work.
•I can be myself at this company without worrying about how I will be accepted.

 The belonging survey score at threshold and target for the Belonging/Inclusion Portion shall be as follows:

[Insert Belonging/Inclusion Performance Targets]

    Award levels based on the belonging survey score between threshold and target will be interpolated on a straight-line basis.
[Insert Belonging/Inclusion Acquisition/Divestiture Adjustments]
(g)    ESG Achievement Factor: If the achievement payout for all four Primary Performance Metrics is equal to target (100%), the Target Award shall be multiplied by 125%.
(h)    SEE Automation + prismiq Sales (Modifier): The portion of the Target Award earned (if any) for the Primary Performance Metrics, as adjusted (if applicable) for the ESG Achievement Factor, shall be further multiplied by the following factor based on SEE Automation + prismiq Sales achieved for the final fiscal year of the Performance Period:

[Insert SEE Automation + prismiq Sales Performance Targets]

[Insert SEE Automation + prismiq Sales Acquisition/Divestiture Adjustments]

Exhibit 10.1
(i)    Fractional Shares: Fractional Restricted Stock Units earned will be rounded up to the nearest whole share. No fractional shares will be issued.

    (j)    Discretion: Regardless of any provision of the Plan to the contrary, and unless otherwise expressly stated in Section (c) above for the Sustainable Solutions Portion, the Committee will not exercise its discretion to adjust any award downward below the amount that would otherwise be payable except in extraordinary circumstances.

(k)    Examples: [Insert Illustrative Examples]

Exhibit 10.1
EXHIBIT B

Separation from Service and Change in Control

    (a)    Impact of Separation from Service; Change in Control. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unearned Restricted Stock Units shall become earned and vested or be canceled depending on the reason for Separation from Service as follows:

                        (i)        Death, Disability, or Retirement. Subject to Section (a)(ii), if the Grantee has a Separation from Service due to the Grantee’s death, Disability, or Retirement, the Grantee shall receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period through the date of the Separation from Service. [Notwithstanding the foregoing, if the Grantee has a Separation from Service at any time on or after the Grantee’s “Earliest Retirement Date” (as defined in the letter agreement between the Company and the Grantee dated August 30, 2022) other than by reason of the Grantee’s death or Disability and other than a Separation of Service that was, or could have been, by the Company for Cause, then payout following the end of the Performance Period shall be full rather than pro rata.]1 The actual payout will not occur until after the end of the Performance Period, at which time the performance results under Exhibit A will be used to determine the number of Units that the Grantee would have earned if the Grantee had remained in Service for the entire Performance Period prior to applying the pro rata factor [(if applicable)]2. Any such payout will be made at approximately the same time as payouts are made to other Grantees who are still in Service with the Company.

                        (ii)       Change in Control. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 16.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) the Grantee has a Separation from Service by action of the Company or the Grantee’s employing Subsidiary for any reason other than Cause (including due to the Grantee’s death or Disability) or (2) the Grantee has a Separation from Service for Good Reason, then the Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service at the greater of (y) target or (z) the actual level of performance under Exhibit A determined as if the Performance Period had ended as of the last trading day immediately preceding the Change in Control. For avoidance of doubt, if the Grantee has a Separation from Service due to Retirement during the period set forth in this Section (a)(ii) that is also either a Separation from Service other than for Cause or for Good Reason as provided above, the provisions of this Section (a)(ii) shall control over Section (a)(i).

(iii)      Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) or (ii) above, any Restricted Stock Units that were not already earned and vested pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled as of the date of Separation from Service.

    (b)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

        “Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means any conduct of a Grantee contained in the following list: (i) the Grantee engaging in fraud, embezzlement, or theft in connection with the Grantee’s duties or in the course of his or her employment; (ii) an act or omission by the Grantee that is willfully or grossly negligent, contrary to the Company’s or employing Subsidiary’s established policies or practices, or materially harmful to the Company’s or any Subsidiary’s business or reputation or to the business of the Company’s or any Subsidiary’s customers or suppliers as it relates to the Company or any Subsidiary; (iii) the Grantee’s plea of no contest to, or conviction of, a felony; (iv) the Grantee’s substantial failure to perform his or her duties after receiving notice of the failure from the Company or employing Subsidiary, which failure has not been cured within thirty (30) days after the Grantee receives notice of the failure; or (v) the Grantee’s breach of any non-competition or confidentiality covenant between the Grantee and the Company or any Subsidiary.

1 Language used for grants to the CEO only.
2 Language used for grants to the CEO only.

Exhibit 10.1
        “Disability” shall be defined as permanent and total disability as determined in each case by the Committee in its discretion, which determination shall be final. Notwithstanding the foregoing, if this Award constitutes nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with any Disability, “Disability” shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings, or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

        “Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the Grantee’s Separation from Service following the initial existence of one or more of the following conditions without the consent of the Grantee: (i) a material diminution in the Grantee’s base compensation; (ii) a material diminution in the Grantee’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which the Grantee must perform the services; provided, however, that a relocation of less than fifty (50) miles from the Grantee’s then present location will not be considered a material change in geographic location. For a Separation from Service to be considered for Good Reason, the Grantee must provide notice to the Company of the existence of the condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company has thirty (30) days to remedy the condition. If the condition is not remedied by the Company within thirty (30) days of the notice, the Grantee must have a Separation from Service within thirty (30) days after the failure to remedy the condition.

        “Retirement” means the Grantee’s Separation from Service after the Grantee has at least ten (10) years of Service and the Grantee has attained an age of at least 55 years, but excluding Separation from Service due to the Grantee’s death or Disability or Separation from Service by the Company for Cause.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by Sealed Air Corporation (the “Company”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”), to which these Terms and Conditions of Restricted Stock Unit Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, these Terms, the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix A hereto, and any applicable country-specific provisions for Awards outside the U.S. set forth in Appendix B hereto. Together, the Notice, these Terms, and all Exhibits and Appendices to the Notice and these Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request.
1.Grant of Units.

(a)    As of the Grant Date set forth in the Notice, the Company grants to the Grantee the number of Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b)    The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Stock on or as soon as administratively practicable (but no more than 75 days) after the applicable vesting and/or settlement date specified in the Notice, subject to the requirements of (i) Section 4 (Responsibility for Taxes), Section 6 (Regulatory Restrictions on the Shares Issued Upon Settlement), Section 7(m) (Recovery of Compensation), and Section 7(n) (Restrictive Covenants) of these Terms; and (ii) Section 18.9 of the Plan (regarding a potential six-month delay in settlement for awards to certain Grantees to the extent determined by the Company to be necessary to comply with Section 409A).

(c)    Units constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to the shares of Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Stock. Upon issuance of shares of Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

(d)    The Grantee may designate a beneficiary to receive payment in connection with the Units in the event of the Grantee’s death in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated beneficiary does not survive the Grantee, then the Grantee’s beneficiary will be the Grantee’s estate.

(e)    Units earned will accrue dividend equivalents (without interest) based on the dividend rates in effect during the Performance Period applied to the number of Units the Grantee earns, which will be subject to the performance goals and vesting provisions set forth in the Notice. Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time the earned Units are settled.

2.Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred, or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer, or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

3.Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

4.Responsibility for Taxes.

(a)    Regardless of any action the Company or the Affiliate that employs the Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that such amount may exceed the amount actually withheld by the Company and/or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units, the issuance of shares of Stock upon settlement of the Units, the subsequent sale of shares of Stock, and the receipt of any dividends or dividend equivalents; and (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to vesting of the Units, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee (i) from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; (ii) from proceeds of the sale of the shares of Stock, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); and/or (iii) by the Company retaining a portion of the vested Units to be settled.

(c)    Notwithstanding the foregoing, if the Grantee is subject to Section 16(b) of the Exchange Act, the Company will withhold shares of Stock from the shares of Stock to be issued upon payment of the Units, as described herein, and will not use the other means set forth in this Section 4.

(d)    The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Units, notwithstanding that a number of shares are held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

(e)    Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus, and the Plan, and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act (unless the Committee has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal, or foreign law, including foreign securities laws where applicable.
7.Miscellaneous.

    (a)    Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

    (b)    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

    (c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments, or negotiations concerning the Award are superseded.

    (d)    Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns, and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns, and representatives any rights, remedies, obligations, or liabilities.

    (e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable federal law.

    (f)    Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Award, the parties shall use their best efforts to settle such dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties. If the parties do not reach such a resolution within a period of thirty (30) days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed to by the parties. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section 7(f). Any provisional remedy that would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such time as the arbitration award is rendered or the controversy is otherwise resolved. To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by the Grantee as a result of any dispute under this Section 7(f) involving the validity or enforceability of, or liability under, any provision of this Agreement shall be paid by the Company if the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Agreement. By agreeing to binding arbitration, the Grantee hereby waives his or her right to a jury trial.

    (g)    Venue. Any arbitration, legal or equitable action, or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Mecklenburg County, North Carolina and no other venue.

    (h)    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

    (i)    Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment (including any action under Section 6.3 of the Plan) may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.
    (j)    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Employer or affect the right of the Employer to terminate the Grantee’s employment or service at any time.

    (k)    Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

    (l)    Additional Acknowledgments; Appendix A and Appendix B. By accepting this Award, the Grantee acknowledges and agrees that this Award is subject to the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix A hereto and any applicable country-specific provisions for Awards outside the U.S. set forth in Appendix B hereto. If the Grantee relocates to another country during the life of the Award, the special terms and conditions (if any) for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of this Agreement. The Grantee acknowledges that he or she should review the provisions of Appendix A and Appendix

B carefully, as this Award will be null and void absent the Grantee’s acceptance of such provisions.

    The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

    (m)    Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) the Company’s Policy on Recoupment of Incentive Compensation, as in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee.

    (n)    Restrictive Covenants. If the Grantee is subject to any employment-related covenants (including covenants regarding non-competition, non-solicitation of customers/employees, and preservation of confidential information) under any agreement with the Company or any Affiliate, the vesting and receipt of benefits under this Award is specifically conditioned on the Grantee’s compliance with such covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached any such covenant, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. The Grantee recognizes that if the Grantee breaches any such covenant, the losses to the Company and/or any Affiliate may amount to the full value of any shares of Stock paid to the Grantee pursuant to this Agreement.

    (o)    Severability. The provisions of this Agreement are severable and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

APPENDIX A
TO THE TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

General Terms Applicable to Awards Granted to Employees Outside the U.S.

This Appendix A includes additional or different terms and conditions that govern the Award if the Grantee resides and/or works outside the U.S.

Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, as modified by the Notice or the Terms (if applicable).

A1.Data Privacy Information and Consent.

(a) Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent.
(b)Stock Plan Administration Service Providers. The Company will transfer Data to Fidelity Stock Plan Services LLC, which is a service provider based in the United States assisting the Company with the implementation, administration and management of the Plan. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke consent, the Grantee’s salary from or employment or service relationship with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant this Award or other equity awards to the Grantee or administer or maintain such awards.
(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the local human resources representative.
A2.Additional Acknowledgements. By entering into this Agreement and accepting the grant of Units evidenced hereby, the Grantee acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;

(b)the grant of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units or benefits in lieu of Units, even if such awards have been awarded in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)this Award and the underlying shares of Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;

(e)this Award and the underlying shares of Stock, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end-of-service payments; bonuses; long-service awards; pension, retirement, or welfare benefits; or similar payments;
(f)unless otherwise agreed with the Company, this Award and the underlying shares of Stock, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of any Affiliate;

(g)this Award is made solely by the Company, with principal offices at 2415 Cascade Pointe Boulevard, Charlotte, NC 28208, U.S.A., and the Company is solely responsible for the administration of the Plan and the Grantee’s participation in the Plan;

(h)the future value of the shares of Stock that may be delivered in settlement of the Units (to the extent earned) is unknown, indeterminable, and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages in favor of the Grantee (or any person claiming through the Grantee) shall arise from forfeiture of the Units resulting from a Separation from Service (for any reason whatsoever, whether or not such Separation from Service is later found to be invalid or in breach of the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any) or recoupment of all or any portion of any payment made pursuant to the Units as provided by the Company’s Policy on Recoupment of Incentive Compensation;

(j)for purposes of the Units, the Grantee’s Separation from Service occurs as of the date the Grantee is no longer actively employed and providing services to the Company or one of its Affiliates (for any reason whatsoever, whether or not such Separation from Service is later found to be invalid or in breach of the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or otherwise determined by the Company, the Grantee’s right to vest in any portion of the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s active employment or period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any); the Company, in its sole discretion, shall determine when the Grantee is no longer actively employed or providing services for purposes of the Award (including whether the Grantee may still be considered to be actively employed or providing services while on a leave of absence);
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Units and the benefits evidenced by this Agreement do not create any entitlement to have the Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out, or substituted, in connection with any corporate transaction affecting the Stock; and

(l)neither the Company, the Employer, nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Units, any payment made pursuant to the Units, or the subsequent sale of any shares of Stock acquired under the Plan.

A3.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, acquisition of any shares of Stock under the Plan, or subsequent sale of such shares of Stock. The Grantee should consult with the Grantee’s personal tax, legal, and financial advisors regarding the Grantee’s participation in the Plan before taking any action in relation thereto.
A4.Language. The Grantee acknowledges that he or she is proficient in the English language and understands the content of this Agreement and other Plan-related materials. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

A5.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

A6.Insider-Trading/Market-Abuse Laws. The Grantee acknowledge that, depending on his or her country, his or her broker’s country, or the country in which the Stock is listed, the Grantee may be subject to insider-trading restrictions and/or market-abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Stock, rights to shares of Stock (e.g., the Units), or rights linked to the value of Stock, during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws and regulations in applicable jurisdictions, including the United States and the Grantee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before possessing inside information. Furthermore, the Grantee may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee is responsible for complying with any applicable restrictions, and the Grantee should speak to his or her personal legal advisor regarding this matter.

A7.Foreign Asset/Account Reporting Requirements. The Grantee acknowledges that there may be certain foreign asset and/or account reporting requirements that may affect the Grantee’s ability to acquire or hold shares of Stock acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of the Grantee’s country. The Grantee may be required to report such accounts, assets, or transactions to the tax or other authorities in his or her country. The Grantee may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Grantee’s country through a designated bank or broker within a certain time after receipt. The Grantee acknowledges that it is his or her responsibility to be compliant with such regulations and the Grantee should speak to his or her personal advisor on this matter.

APPENDIX B
TO THE TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

[Insert Country Specific Terms and Conditions]